Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-275898
Index Supplement SPMKTD-1 to the Prospectus, the Series J Note Prospectus Supplement,
the Warrant Prospectus Supplement, each dated December 20, 2023
Royal Bank of Canada Senior Global Medium-Term Notes, Series J Structured Warrants

Royal Bank of Canada may offer and sell notes or warrants (the “Securities”), the payments and performance of which will be linked to the performance of the S&P 500 Market Agility 10 TCA 0.5% Decrement Index.
Throughout this document we refer to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index as the "Index." The prospectus dated December 20, 2023, the applicable prospectus supplement dated December 20, 2023 and the relevant product prospectus supplement, if any, describe the terms of different kinds of Securities and the terms that may apply generally to the Securities, including any Securities you purchase. For each offering of Securities that you purchase, a separate pricing supplement will describe terms that apply specifically to your Securities, including any changes to the terms in the applicable prospectus, prospectus supplement or the relevant product prospectus supplement (if any). If the provisions of relevant pricing supplement are inconsistent with this document, the provisions in the applicable pricing supplement are controlling.
Your investment in the Securities involves certain risks. See “Risk Factors” beginning on page S-1 of this document, on page PS-3 of the Series J note prospectus supplement, page S-1 of the warrant prospectus supplement and on page 1 of the prospectus to read about investment risks relating to the Securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy of this index supplement or the applicable prospectus, prospectus supplement or, if applicable, product prospectus supplement. Any representation to the contrary is a criminal offense.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.
RBC Capital Markets, LLC
Index Supplement No. SPMKTD-1 dated May 14, 2024.

TABLE OF CONTENTS
Index Supplement

RISK FACTORS	IS-1
THE INDEX	IS-10

References to the “prospectus” mean the prospectus dated December 20, 2023, as supplemented by the applicable prospectus supplement dated December 20, 2023, and any applicable product prospectus supplement of Royal Bank of Canada. References to the “relevant pricing supplement” or the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your Securities.

We may use this index supplement in the initial sale of Securities. In addition, RBC Capital Markets, LLC ("RBCCM") or another of our affiliates may use this index supplement in a market-making transaction in Securities after their initial sale. Unless we or our agent informs the purchaser of the Securities otherwise in the confirmation of sale, this index supplement is being used in a market-making transaction.

IS-i

RISK FACTORS

An investment in your Securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus, the applicable prospectus supplement and the relevant product prospectus supplement, if any. You should carefully consider whether the Securities are suited to your particular circumstances. This index supplement should be read together with the prospectus, the applicable prospectus supplement, the relevant product prospectus supplement, if any, and the relevant pricing supplement. The information in the prospectus, prospectus supplement and the relevant product prospectus supplement, if any, is supplemented by, and to the extent inconsistent therewith, replaced and superseded by, the information in this index supplement and the relevant pricing supplement. This section describes general risks relating to the Index described in this document. We urge you to read the following information about these risks, together with the other information in this index supplement and the other documents described in this paragraph, before investing in the Securities.

Please see the section below, "The Index" for the meaning of certain defined terms that are used in this section.

Risks Relating to the Index

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The Index Has a Limited Operating History and May Perform in Unanticipated Ways — The Index was launched on February 23, 2024 (the “launch date”). As a result, the Index has a very limited operating history. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Securities may involve a greater risk than investing in securities linked to an index with a more established record of performance.

If the applicable pricing supplement provides hypothetical back-tested performance data of the Index, such data refers to simulated performance data created by applying the Index’s calculation methodology to historical levels of the applicable indices and historical prices of the applicable Treasury futures contracts. Such simulated performance data will be produced by the retroactive application of a back-tested methodology in hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future results.

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The Index Is Subject to a Decrement Fee of 0.5% Per Annum That Will Adversely Affect Its Performance — The Index includes a decrement fee of 0.5% per annum (the "decrement fee”) that is applied and deducted from the level of the Index on each index calculation day. The decrement fee will reduce the performance of the Index, regardless of how the Index performs.

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The Index Relies on a Calculation of Realized Volatility to Predict Future Volatility and Thereby to Achieve the Volatility Target of 10%. There Is No Assurance that the Index's Method for Calculating Realized Volatility Is the Best Way to Calculate Realized Volatility or a Reliable Way to Predict Future Volatility or to Achieve the Volatility Target — For the purposes of determining the Index's exposure to the MA Index on each index calculation day, the Index uses an exponentially weighted measure of realized volatility ("MA Index exponentially weighted volatility”) to predict the deviation of returns of the MA Index. Because MA Index exponentially weighted volatility is defined as the greater of short-term volatility and long-term volatility, MA Index exponentially weighted volatility will increase quickly when volatility increases, which will quickly reduce exposure to the daily percentage change of the MA Index. Conversely, because MA Index exponentially weighted volatility is the greater of short-term volatility and long-term volatility, MA Index exponentially weighted volatility will tend to decrease slowly when volatility decreases, which in turn will gradually increase exposure to the MA Index. There are alternative methods one could use to measure realized volatility or predict future volatility. There is no assurance that using MA Index exponentially weighted volatility is the best way to measure realized volatility or a reliable way to predict future volatility or to achieve the volatility target. For example, an alternative measure of realized volatility may more accurately assess how volatile an asset is, or may better predict future volatility and more consistently achieve the volatility target. In addition, an alternative measure of realized volatility may produce more favorable investment results.

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There Is No Guarantee that the Index Will Achieve the 10% Volatility Target – The Index attempts to maintain the volatility target of 10% by adjusting exposure to the MA Index on a daily basis. The exposure of the Index to the MA Index is subject to a maximum exposure of 150%, which may limit the ability of the Index to achieve a volatility target of 10%, if achieving that volatility target would require exposure in excess of 150%. Additionally, the applicable measure of realized volatility (i.e., MA Index exponentially weighted volatility) is not necessarily an accurate predictor of future volatility and therefore the actual volatility may differ significantly from the target volatility. For example, the actual volatility may be higher or lower than the volatility target due to rapid moves in the market either intraday and/or overnight, and/or because the applicable measure of realized volatility may not be a reliable signal for future volatility. Therefore, there is no guarantee that the Index will achieve the 10% volatility target.

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There May Be Overexposure to the MA Index When the Level of the MA Index Is Falling or Underexposure to the MA Index When the Level of the MA Index Is Rising – The Index is designed to achieve a volatility target of 10%, subject to a maximum exposure of 150%. If the level of the MA Index is rising and the applicable measure of realized volatility (i.e., MA Index exponentially weighted volatility) is greater than the volatility target of 10%, some of the Index’s exposure will be moved from the MA Index to the hypothetical non-interest bearing cash position, and the Index will experience lower returns than the MA Index. In contrast, if the level of the MA Index is falling and the applicable measure of realized volatility is less than the volatility target of 10%, the Index will be exposed to more than 100% of the losses in the MA Index and Index will experience lower returns than the MA Index. Therefore, the volatility target may adversely affect the level of the Index.

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The Index's Exposure to the MA Index May Be Rebalanced into a Hypothetical Non-Interest Bearing Cash Position on Any or All Days During the Term of the Applicable Securities. The Non-Interest Bearing Cash Position Will Not Earn Interest or a Positive Yield — The Index has a daily rebalancing feature which can result in a rebalancing between the exposure to the MA Index and the hypothetical non-interest bearing cash position. This could have the effect of reducing the Index's exposure to the MA Index to less than 100% in an attempt to reduce the volatility to 10%. The minimum exposure is 0%. Therefore, there is no guarantee that the Index will not be rebalanced so that the hypothetical non-interest bearing cash position represents a significant portion of the Index (up to 100% of the Index). In addition, the non-interest bearing cash position will not earn interest or a positive yield, because the Index has been designed as an excess return index (i.e., any positive or negative performance of the Index is therefore considered to be in excess of the prevailing cash rate). As a result, any rebalancing into a hypothetical non-interest bearing cash position will limit the performance of the Index.

Risks Relating to the MA Index

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The MA Index Is Subject to a Transaction Cost That Will Adversely Affect Its Performance and, Therefore, the Performance of the Index — The MA Index is subject to a transaction cost that is calculated and deducted from the level of the MA Index. The transaction cost is equal to 0.01% of the level of the equity component times the absolute value of the incremental change in exposure to the equity component and 0.015% of the level of the fixed income component times the absolute value of the incremental change in exposure to the fixed income component, in each case, from the prior index calculation day to the current index calculation day. The transaction cost will reduce the performance of the MA Index and, therefore, the performance of the Index. The MA Index rebalances between the equity component and the fixed index component on a monthly basis, and therefore the transaction cost will be deducted from the MA Index on a monthly basis, when such rebalancing is scheduled to occur.

•	The 70/30 Weighting Between the Equity Component and the Fixed Income Component in Respect of the MA Index May Not Be Suitable for All Market Conditions or Objectives — The MA

Index is subject to a monthly rebalancing mechanism between the equity component and the fixed income component to achieve a target weight of 70% with respect to the equity component and 30% with respect to the fixed income component. The choice of target weights may not be appropriate for all market conditions or objectives. For example, it is possible that a different choice of target weights may lead to a better investment outcome for the investor under different market conditions.

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The MA Index is Rebalanced on a Monthly Basis. Such Rebalancing May Have an Adverse Effect on the Performance of the MA Index and/or May Result in Weighting Between the Equity Component and Fixed Income Component that Diverges Significantly From the 70/30 Weighting in Between Rebalance Days — The MA Index is subject to a monthly rebalancing mechanism between the equity component and the fixed income component to achieve a target weight of 70% with respect to the equity component and 30% with respect to the fixed income component. Such a rebalancing mechanism may cause an adverse performance impact, if the equity component performance was higher (lower) following a reduction (increase) in exposure to the equity component and similarly, if the fixed income component performance was higher (lower) following a reduction (increase) in exposure to the fixed income component. Additionally, in the event of outperformance of one component over the other between monthly rebalance days, the weighting between components may diverge significantly from the 70/30 weighting, and the MA Index may be significantly more or less diversified between asset classes than on each index rebalance day.

Risks Relating to the Equity Component

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Even Though the Title of the Equity Component Includes the Phrase "Risk Control," the Equity Component May Decrease Significantly or Not Increase Significantly Relative to the SPXT — The equity component is linked to the daily percentage change of the SPXT, subject to a risk control strategy that dynamically increases or decreases the target weight of the daily percentage change of the SPXT (by changing the number of units of the equity component) in an attempt to achieve a 10% volatility target, subject to a maximum target weight of 150%. The target weight can be greater than, less than or equal to 100%. While the performance of the equity component is taken into account to an extent in determining whether the equity component takes a long or short position, the performance of the equity component is not taken into account when implementing the risk control strategy, and therefore could result in leveraged exposure to the SPXT in a falling stock market or deleveraged exposure to the SPXT in a rising stock market (or, alternatively, could result in leveraged short exposure to the SPXT in a rising stock market or deleveraged short exposure to the SPXT in a falling stock market). Therefore, although the title of the equity component includes the phrase “Risk Control,” the equity component may decrease significantly more or increase significantly less than the SPXT and/or may experience higher volatility than the SPXT. Similarly, Securities linked to the Index are not necessarily less risky than, and will not necessarily have better returns or lower volatility than, any securities that are linked to the SPXT.

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There Is No Guarantee that the Equity Component Will Achieve the 10% Volatility Target – The equity component is linked to the daily percentage change of the SPXT, subject to a 10% volatility target. The exposure of the equity component to the daily percentage change of the SPXT is subject to a maximum exposure of 150%, which may limit the ability of the equity component to achieve a volatility target of 10%, if achieving that volatility target would require a leverage factor in excess of 150%. Additionally, historical realized volatility is not necessarily an accurate predictor of future volatility and therefore the actual volatility may differ significantly from the target volatility. For example, the actual volatility may be higher or lower than the target due to rapid moves in the market either intraday and/or overnight and/or because of the choice of method used to calculate the realized volatility of the SPXT. Therefore, there is no guarantee that the equity component will achieve the 10% volatility target.

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There Is No Assurance that the Method for Calculating the Realized Volatility of the Equity Component for Purpose of the Volatility Targeting Will Be Successful – For purposes of determining the exposure to the SPXT on each index calculation day, a volatility measure (i.e., daily SPXT volatility) is used to predict the deviation of returns of the SPXT using the two most recent index calculation days of price moves. This is a relatively short-term measure of volatility. Such a volatility measure may increase (decrease) sharply when current volatility increases (decreases), which will quickly reduce (increase) exposure to the daily percentage change of the SPXT. This may result in more frequent and more significant changes in daily exposure than a volatility targeting methodology that uses a longer-term realized volatility measure. There is no assurance that the chosen measure as it is calculated in respect of the equity component is the most suitable way to measure realized volatility in a given market environment. For example, in a sideways, mean-reverting market, the use of this volatility measure may adversely impact the performance of the equity component as compared to other volatility measures based on longer-term, relatively more stable volatility measures. An alternative volatility method may produce more favorable investment results for the investor.

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Controlled Volatility Does Not Mean the Equity Component Will Have Lower Volatility than the SPXT – The equity component employs a risk-control strategy that uses mathematical equations to target 10% volatility. The strategy does not have a goal of achieving lower volatility than the SPXT. In fact, if the daily SPXT volatility is less than the volatility target of 10%, the exposure to the daily percentage change of the SPXT will be increased in an attempt to achieve the volatility target of 10%. Any time the equity component's exposure to the daily percentage change of the SPXT is greater than 100%, the equity component would be more volatile than the SPXT.

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Because the Equity Component May Include Notional Short Positions, the Applicable Securities May Be Subject to Additional Risks — The equity component takes long or short positions with respect to the SPXT using momentum and volatility indicators. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the value of the relevant asset before the short position is closed. It is possible that the SPXT may appreciate substantially while the equity component is providing notional short exposure to the SPXT, thus resulting in an adverse effect on the level of the equity component and the performance of the Index. Moreover, the short exposure to the SPXT may exceed 100% exposure, perhaps significantly, which increases the risk that the equity component will suffer losses, thereby adversely affecting the performance of the Index.

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There May Be Overexposure to the SPXT When the Level of the SPXT Is Falling (or Rising in the Case of a Short Position) or Underexposure to the SPXT When the Level of the SPXT Is Rising (or Falling in the Case of a Short Position) — The equity component is designed to achieve a volatility target of 10%, subject to a maximum exposure of 150%. For example, if the equity component has taken a long position and the level of the SPXT is rising and the daily SPXT volatility is greater than the volatility target of 10%, some of the equity component’s exposure will be moved from the SPXT to the hypothetical non-interest bearing cash position, and the equity component will experience lower returns than the SPXT. In contrast, if the equity component has taken a long position and the level of the SPXT is falling and the daily SPXT volatility is less than the volatility target of 10%, the equity component will be exposed to more than 100% of the losses in the SPXT and the equity component will experience greater losses than the SPXT. The inverse is true with respect to exposure of greater than or less than 100% when the equity component has taken a short position.

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The Equity Component's Exposure to the SPXT May Be Rebalanced into a Hypothetical Non-Interest Bearing Cash Position on Any or All Days During the Term of the Securities. The Non-Interest Bearing Cash Position Will Not Earn Interest or a Positive Yield — The equity component has a daily rebalancing feature which can result in a rebalancing between the exposure to the daily percentage change of the SPXT and the hypothetical non-interest bearing cash position. This could have the effect of reducing the equity component's exposure to the daily percentage change of the SPXT to less than 100% in an attempt to reduce the volatility to 10%. In theory, in the case of extreme volatility, the minimum exposure to the daily percentage change of the SPXT could approach 0%. Therefore, there is no guarantee that the equity component will not be rebalanced so that the hypothetical non-interest bearing cash position represents a significant portion of the equity component (up to 100% of the equity component). In addition, the non-interest bearing cash position will not earn interest or a positive yield. As a result, any rebalancing into a hypothetical non-interest bearing cash position will limit the performance of the equity component.

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The Equity Component Is Subject to a Funding Cost That Will Adversely Affect the Performance of the Equity Component and, Therefore, the Performance of the Index — The equity component is subject to a funding cost that is calculated and deducted from the level of the equity component on each index calculation day. The funding cost is equal to the funding cost rate times the notional exposure of the equity component, calculated with a one-day lag. Prior to December 21, 2021, the funding cost rate was equal to USD 3 Month LIBOR. On and after this date, the funding cost rate is the sum of 0.25% and the U.S. SOFR Secured Overnight Financing Rate, or any successor rate as determined in the future. The funding cost will reduce the performance of the equity component and, therefore, the performance of the Index.

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The Equity Component Is Subject to a Transaction Cost That Will Adversely Affect the Performance of the Equity Component and, Therefore, the Performance of the Index — The equity component is subject to a transaction cost that is calculated and deducted from the level of the equity component on each index calculation day. The transaction cost is equal to 0.01% of the level of the SPXT times the absolute value of the change in the number of units of the SPXT from the prior index calculation day to the current index calculation day. The transaction cost will reduce the performance of the equity component and, therefore, the performance of the Index.

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The Methodology for Determining the Exposure Direction May Not Be a Reliable Predictor of Whether the Daily Percentage Change of the SPXT Will be Positive or Negative — The equity component uses momentum and volatility indicators to determine "exposure direction", which generally results in the equity component taking a short position with respect to the SPXT when both the level of the SPXT on an index calculation day is lower than the level of the SPXT on the twentieth prior index calculation day (i.e., momentum is negative) and a measure of short-term volatility of the SPXT is elevated, as described in more detail below. Otherwise, the exposure direction will be positive (i.e., the equity component will take a long position with respect to the SPXT). The investment thesis for the equity component assumes that these momentum and volatility indicators are useful to predict whether the daily percentage change of the SPXT will be positive or negative. However, these momentum and volatility indicators may not be reliable predictors of the direction of the daily percentage change of the SPXT. Even if these indicators predicted the direction of the daily percentage change of the SPXT in the past, it may not do so again in the future. Additionally, there are multiple ways and time periods over which to measure momentum and volatility and the methods used by the equity component may not be the best indicators to predict the future direction of the daily percentage change of the SPXT. For example, because the momentum indicator is solely based on the comparison of the level of the SPXT on an index calculation day with the level of the SPXT on the twentieth prior index calculation day, the equity component may maintain short exposure for an extended period of time when the SPXT is otherwise increasing. Therefore, the investment thesis for the equity component may be incorrect and the method for determining the exposure direction may not predict the future direction of the daily percentage change of the SPXT at all or as well as alternative momentum indicators. As a result, the exposure direction could adversely affect the performance of the equity component and, consequently, the performance of the Index.

Risks Relating to the Fixed Income Component

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Even Though the Title of the Fixed Income Component Includes the Phrase "Risk Control," the Fixed Income Component May Decrease Significantly or Not Increase Significantly Relative to the Treasury Indices — The fixed income component is linked to the daily percentage changes of the 10-Year Treasury Index and the 2-Year Treasury Index, subject to a risk control strategy that dynamically increases or decreases the target weights of the Treasury Indices in an attempt to achieve a 10% volatility target, subject to a maximum target weight of 150%, with respect to the 10-Year Treasury Index, and a maximum target weight of 300%, with respect to the 2-Year Treasury Index. The target weights can be greater than, less than or equal to 100%. The risk control method could result in leveraged exposure to the 10-Year Treasury Index when the relevant Treasury futures prices are falling or a deleveraged exposure to the 10-Year Treasury Index when relevant Treasury futures prices are rising (or, alternatively, could result in leveraged short exposure to the 2-Year Treasury Index when relevant Treasury futures prices are rising or deleveraged short exposure to the 2-Year Treasury Index when relevant Treasury futures prices are falling). Therefore, although the title of the fixed income component includes the phrase “Risk Control,” the fixed income component may decrease significantly more or increase significantly less than the Treasury Indices, and the applicable Securities are not necessarily less risky than, and will not necessarily have better returns than, any securities that are linked to the Treasury Indices.

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There Is No Guarantee that the Fixed Income Component Will Achieve the 10% Volatility Target – The fixed income component is linked to the daily percentage changes of the 10-Year Treasury Index and the 2-Year Treasury Index, subject to a 10% volatility target. The exposure of the fixed income component to the daily percentage changes of the 10-Year Treasury Index and the 2-Year Treasury Index is subject to a maximum exposure of 150%, with respect to the 10-Year Treasury Index, and a maximum exposure of 300%, with respect to the 2-Year Treasury Index, which may limit the ability of the fixed income component to achieve a volatility target of 10%, if achieving that volatility target would require a leverage factor in excess of 150%, with respect to the 10-Year Treasury Index, or in excess of 300%, with respect to the 2-Year Treasury Index. Additionally, historical realized volatility is not necessarily an accurate predictor of future volatility and therefore the actual volatility may differ significantly from the target volatility. For example, the actual volatility may be higher or lower than the target due to rapid moves in the market either intraday and/or overnight and/or because of the choice of method used to calculate the realized volatility of the applicable Treasury Index. Therefore, there is no guarantee that the fixed income component will achieve the 10% volatility target.

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There Is No Assurance that the Method for Calculating the Realized Volatility of the Fixed Income Component for Purposes of the Volatility Targeting Will Be Successful – For purposes of determining the exposure to the relevant Treasury Index on each index calculation day, a volatility measure (i.e., the daily volatility of the relevant Treasury Index) is used to estimate the deviation of returns of the relevant Treasury Index using the most recent two days of price moves. This is a relatively short-term measure of volatility. Such a volatility measure may increase sharply when current volatility increases, which will quickly reduce exposure to the daily percentage change of the relevant Treasury Index. This may result in more frequent and more significant changes in daily exposure than a volatility targeting methodology that uses a longer-term realized volatility measure. Out of the various volatility measures, there is no assurance that the chosen measure as it is calculated in respect of the fixed income component is the most suitable way to measure volatility in a given market environment. For example, in a sideways, mean-reverting market, the use of this volatility measure may adversely impact the performance of the fixed income component comparatively to other volatility measures. An alternative method may produce more favorable investment results for the investor.

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Controlled Volatility Does Not Mean the Fixed Income Component Will Have Lower Volatility than the 10-Year Treasury Index or the 2-Year Treasury Index – The fixed income component employs a risk-control strategy that uses mathematical equations to target 10% volatility. The strategy does not have a goal of achieving lower volatility than the 10-Year Treasury Index or the 2-Year Treasury Index. In fact, if the daily volatility of the relevant Treasury Index is less than the volatility target of 10%, the exposure to the relevant Treasury Index will be increased in an attempt to raise the volatility of the fixed income component to 10%. Any time the exposure to a Treasury Index is greater than 100%, the fixed income component would be more volatile than that Treasury Index.

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Because the Fixed Income Component May Include Notional Short Positions, the Applicable Securities May Be Subject to Additional Risks — The fixed income component may take short positions with respect to the 2-Year Treasury Index based on the application of momentum and volatility indicators. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed. It is possible that the 2-Year Treasury Index may appreciate substantially while the fixed income component is providing a notional short exposure to the 2-Year Treasury Index, thus resulting in an adverse effect on the level of the fixed income component and the performance of the Index. Moreover, the short position may have up to 300% exposure, which increases the risk that the fixed income component will suffer losses, thereby adversely affecting the performance of the Index.

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There May Be Overexposure to a Treasury Index When the Level of a Treasury Index Is Falling (or Rising, in the Case of a Short Position) or Underexposure to a Treasury Index When the Level of a Treasury Index Is Rising (or Falling, in the Case of a Short Position) – The fixed income component is designed to achieve a volatility target of 10%, subject to a maximum exposure of 150%, with respect to the 10-Year Treasury Index, and a maximum exposure of 300%, with respect to the 2-Year Treasury Index. For example, if the fixed income component has taken a long position in the 10-Year Treasury Index and the level of such Treasury Index is rising and the daily volatility of such Treasury Index is greater than the volatility target of 10%, some of the fixed income component’s exposure will be moved from the Treasury Index to the hypothetical non-interest bearing cash position, and the fixed income component will experience lower returns than the Treasury Index. In contrast, if the fixed income component has taken a long position in the 10-Year Treasury Index and the level of such Treasury Index is falling and the daily volatility of such Treasury Index is less than the volatility target of 10%, the fixed income component will be exposed to more than 100% of the losses in the Treasury Index and the fixed income component will experience lower returns than the Treasury Index. The inverse is true with respect to exposure of greater than or less than 100% when the fixed income component has taken a short position in the 2-Year Treasury Index.

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The Fixed Income Component's Exposure to the Treasury Indices May Be Rebalanced into a Hypothetical Non-Interest Bearing Cash Position on Any or All Days During the Term of the Applicable Securities. The Non-Interest Bearing Cash Position Will Not Earn Interest or a Positive Yield — The fixed income component has a daily rebalancing feature which can result in a rebalancing between the exposure to the daily exposures of the Treasury Indices and the hypothetical non-interest bearing cash position. This could have the effect of reducing the fixed income component's exposure to the daily percentage changes of the Treasury Indices to less than 100% in an attempt to reduce the volatility to 10%. In theory, in the case of extreme volatility, the minimum exposure to the daily percentage change of a Treasury Index could approach 0%. Therefore, there is no guarantee that the fixed income component will not be rebalanced so that the hypothetical non-interest bearing cash position represents a significant portion of the fixed income component (up to 100% of the fixed income component). In addition, the non-interest bearing cash position will not earn interest or a positive yield. As a result, any rebalancing into a hypothetical non-interest bearing cash position will limit the performance of the fixed income component.

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The Fixed Income Component Is Subject to a Transaction Cost That Will Adversely Affect the Performance of the Fixed Income Component and, Therefore, the Performance of the Index — The fixed income component is subject to a transaction cost that is calculated and deducted from the level of the fixed income component on each index calculation day. The transaction cost is calculated for each Treasury Index and is equal to 0.015% of the level of the Treasury Index times the absolute value of the change in the number of units of the Treasury Index from the prior index calculation day to the current index calculation day. The transaction cost will reduce the performance of the fixed income component and, therefore, the performance of the Index.

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The Methodology for Determining the Exposure Direction May Not Be a Reliable Predictor of Whether the Daily Percentage Change of a Treasury Index Will Be Positive or Negative — The fixed income component uses a momentum indicator called the "exposure direction" to determine whether the fixed income component's exposure to the daily percentage change of the applicable Treasury Index will be short (if the exposure direction is equal to -1) or long (if the exposure direction is equal to 1). The exposure direction will be negative (i.e., the fixed income component will take a short position with respect to the 2-Year Treasury Index) if there is positive momentum in the 10-year Treasury yield and negative momentum in the 10-year/2-year yield curve (i.e., the yield curve is trending towards inversion or inverting further), in each case, as described in more detail below. Otherwise, the exposure direction will be positive (i.e., the fixed income component will take a long position with respect to the 10-Year Treasury Index). The investment thesis for the fixed income component assumes that the 10-year Treasury yield and 10-year/2-year yield curve momentum indicators are useful to predict whether the daily percentage change in the 10-Year Treasury Index will be positive or the daily percentage change in the 2-Year Treasury Index will be negative. For example, it assumes that the 10-

Year Treasury yield trending higher combined with the 10-year/2-year yield curve trending towards inversion or further inversion is useful in predicting that the daily percentage change in the 2-Year Treasury Index will be negative. However, these indicators may not be reliable predictors of the direction of the daily percentage change of a Treasury Index. Even if these indicators predicted the direction of the daily percentage change of a Treasury Index in the past, they may not do so again in the future. Additionally, there are multiple ways and time periods over which to measure momentum and the method used by the fixed income component may not be the best method to predict the future direction of the daily percentage change of a Treasury Index. Therefore, the investment thesis for the fixed income component may not be correct and the momentum indicators utilized may not predict the future direction of the daily percentage change of a Treasury Index at all or as well as alternative momentum indicators. As a result, the exposure direction could adversely affect the performance of the fixed income component and, consequently, the performance of the Index.

Risks Relating to the Treasury Indices

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The Index, Via the Fixed Income Component that Is Part of the MA Index, Is Linked In Part to the Performance of the Treasury Indices, Which Are Comprised of Futures Contracts — The Index is linked in part to the performance of the 10-Year Treasury Index, which is comprised of the nearest maturity 10-year U.S. Treasury futures contract, and the 2-Year Treasury Index, which is comprised of the nearest maturity 2-year U.S. Treasury futures contract. Both underlying contracts are traded on the Chicago Mercantile Exchange ("CME"). On a given day, a “futures price” is the price at which market participants may agree to buy or sell the asset underlying a futures contract in the future, and the “spot price” is the current price of such underlying asset for immediate delivery. A variety of factors can lead to a disparity between the price of a futures contract at a given point in time and the spot price of its underlying asset, such as the expected yields of the Treasury securities that comprise such underlying assets, the implicit financing cost associated with the futures contract and market expectations related to the future price of the futures contract’s underlying asset.

Purchasing a futures contract is similar to borrowing money to buy the underlying asset of such futures contract, because it enables an investor to gain exposure to such underlying asset without having to pay the full cost of such exposure up front, and therefore entails a financing cost. As a result, the Index is expected to reflect not only the performance of the Treasury Indices, but also the implicit financing cost of the underlying futures contracts, among other factors. This implicit financing cost will adversely affect the level of the Index. Any increase in market interest rates will be expected to further increase this implicit financing cost and will have an adverse effect on the level of the Index and, therefore, the value of and return on the applicable Securities.
The price movement of a futures contract is typically correlated with the movements of the price of its underlying asset, but the correlation is generally imperfect, and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the applicable Securities may underperform a similar investment that more directly reflects the return on the underlying Treasury securities.
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Negative Roll Yields Will Adversely Affect the Levels of the Treasury Indices Over Time and Therefore the Payments on the Securities — The 10-Year Treasury Index is linked to the U.S. 10-year U.S. Treasury futures contract and the 2-Year Treasury Index is linked to and the U.S. 2-year Treasury futures contract. Futures contracts normally specify a certain date for cash settlement of a financial future or delivery of the underlying physical commodity for a deliverable future. As the exchange-traded futures contract that comprises a Treasury Index approaches expiration, it is replaced by a similar contract that has a later expiration. Thus, for example, a futures contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December may be replaced by a contract for delivery in March. This process is referred to as “rolling.”

As a futures contract approaches expiration, its value will generally approach the spot price of its underlying asset because by expiration it will closely represent a contract to buy or sell such underlying asset for immediate delivery. If the market for a futures contract is in “contango,” where the price of the futures contract with a later expiration date during a rolling period is higher than the spot price of its underlying asset, then the value of such futures contract would tend to decline over time (assuming the spot price and other relevant factors remain unchanged), because the higher futures price would decline as it approaches the lower spot price by expiration. This negative effect on the futures price is referred to as a negative “carry” or “roll yield” and is realized over the term of such contract. A negative roll yield will adversely affect the level of a Treasury Index over time and therefore the performance of the Index. Because of the potential effects of negative roll yields, it is possible for the level of the Index to decrease significantly over time.
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The Treasury Indices Are Excess Return Indices, Not Total Return Indices — The Treasury Indices are excess return indices, not total return indices. With respect to an index comprised of futures contracts, an "excess return" index reflects the "price yield" generated by a change in the price of the futures contract comprising the index and the "roll yield" that is generated when the first expiring futures contract is rolled into the second expiring futures contract, but it does not include interest earned on collateral that a hypothetical investor must provide to secure its performance under the futures contract. By contrast, a “total return” index, reflects interest earned on a hypothetical fully collateralized contract position, in addition to the price yield and the roll yield.

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Owning the Securities Is Not the Same as Directly Owning the Futures Contracts or Treasury Securities Directly or Indirectly Tracked by the Treasury Indices — Your return on the Securities will not reflect the return you would have realized on a direct investment in the futures contracts currently listed for trading on the CME or any of the Treasury securities comprising the Treasury Indices. Therefore, the return on your investment may differ from the return based on the purchase of any futures contracts or Treasury securities that are tracked directly or indirectly by the Treasury Indices.

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Suspension or Disruptions of Market Trading in Treasury Securities or Futures Contracts May Adversely Affect the Value of the Securities — Treasury markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets typically have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a specified period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the levels of the Treasury Indices and, therefore, could adversely affect the performance of the Index.

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Legal and Regulatory Changes Could Adversely Affect the Return on and Value of the Securities — Futures contracts are subject to extensive statutes, regulations, and margin requirements, many of which have been subject to recent changes. The Commodity Futures Trading Commission, and the exchanges on which futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the implementation of position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. Any legal or regulatory changes could impact the levels of the Treasury Indices, and therefore the performance of the Index.

THE INDEX
All information contained in this index supplement and the applicable pricing supplement regarding the Index, including, without limitation, its make-up, its method of calculation and its historical closing levels, is derived from information prepared by S&P Dow Jones Indices LLC (the "index sponsor"). Such information reflects the policies of, and is subject to change by, the index sponsor. The Index is calculated and maintained by the index sponsor. Neither RBCCM, in its role as calculation agent for the applicable Securities, nor any of our other affiliates, has participated in the preparation of such documents or made any due diligence inquiry with respect to the Index or the index sponsor in connection with the offering of the Securities. In connection with the offering of the Securities, neither RBCCM, in its role as calculation agent, nor any of our other affiliates, makes any representation that such information regarding the Index or the index sponsor is accurate or complete.
In this index supplement and the applicable product prospectus supplement, if any, and/or the applicable pricing supplement, unless the context requires otherwise, references to the Index below and/or in the applicable pricing supplement will include any successor index to such Index and references to the index sponsor will include any successor thereto.

S&P 500 Market Agility 10 TCA 0.5% Decrement Index
Introduction
The S&P 500 Market Agility 10 TCA 0.5% Decrement Index (the “Index”) (Bloomberg symbol: “SPMKTD”) measures the performance of the S&P 500 Market Agility TCA Index (the "MA Index"), subject to a 10% volatility target, less a decrement fee of 0.5% per annum (as described below). On each index calculation day, the Index measures the exponentially weighted realized volatility of the MA Index to adjust its exposure to the MA Index in an attempt to achieve the 10% volatility target, subject to a maximum weight of 150%. The Index was first calculated on February 23, 2024, with a base value of 1,000.00, as of the base date of June 23, 2011.
The MA Index measures the performance of a basket consisting of an equity component and a fixed income component that is rebalanced on a monthly basis into a 70% equity/30% fixed income allocation, less a transaction cost subtracted from the level of the MA Index on each monthly rebalancing (as described below). The equity component is the S&P 500 Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index (the "equity component") and the fixed income component is the S&P U.S. Treasury Futures Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index (the "fixed income component"). The MA Index was first calculated on February 23, 2024, with a base value of 1,000.00, as of the base date of June 23, 2011.
The equity component is linked to the performance of the S&P 500 Total Return Index (the "SPXT") and a non-interest-bearing cash position. The equity component takes either a long or short position with respect to the SPXT using momentum and volatility indicators, and uses volatility observations from intraday high and low levels of the SPXT over the two most recent index calculation days (the "daily SPXT volatility") to adjust its exposure to the SPXT on a daily basis, with a 10% target volatility, subject to a maximum exposure of 150%. As described in more detail below, the equity component will take a short position with respect to the SPXT if momentum of the SPXT is negative and a measure of short-term volatility of the SPXT is elevated, and otherwise will take a long position with respect to the SPXT.
Exposure to the SPXT will be greater than 100% when the daily SPXT volatility is lower than the 10% target volatility, subject to the 150% maximum exposure, and will be less than 100% when the daily SPXT volatility is higher than the 10% target volatility. The equity component level is reduced by a funding cost based on the notional exposure to the SPXT and a transaction cost based on the change in exposure to the SPXT (both as described below). The equity component was first calculated on February 23, 2024, with a base value of 1,000.00 as of the base date of June 23, 2011.
The fixed income component is linked to the performance of the S&P 10-Year U.S. Treasury Note Futures Excess Return Index (the "10-Year Treasury Index"), the S&P 2-Year U.S. Treasury Note Futures Excess Return Index (the "2-Year Treasury Index" and, together with the 10-Year Treasury Index, each a "Treasury Index") and a non-interest-bearing cash position. The fixed income component takes either a long position in the 10-Year Treasury Index or a short position in the 2-Year Treasury Index using momentum indicators based on the 10-year Treasury yield and the 10-year/2-year yield curve (i.e., 10-year Treasury yield minus the 2-year Treasury yield) and uses volatility observations from intraday high and low levels of each Treasury Index over the most recent two days (the "daily volatility of a Treasury Index") to adjust its exposure to the respective Treasury Index on a daily basis, with a 10% target volatility, subject to a maximum exposure of 150%, with respect to the 10-Year Treasury Index, and a maximum exposure of 300%, with respect to the 2-Year Treasury Index. As described in more detail below, the fixed income component will take a short position in the 2-Year Treasury Index if momentum in the 10-year Treasury yield is positive and momentum in the 10-year/2-year yield curve is negative (i.e., trending towards inversion or greater inversion), and will otherwise take a long position in the 10-Year Treasury Index. Exposure to the relevant Treasury Index will be greater than 100% when the daily volatility of the relevant Treasury Index is lower than the 10% target volatility, subject to the 150% maximum exposure, in the case of the 10-Year Treasury Index, or 300% maximum exposure, in the case of the 2-Year Treasury Index, and will be less than 100% when the daily volatility of the relevant Treasury Index is higher than the 10% target volatility. The fixed income component level is reduced by a transaction cost based on the change in exposure to each Treasury Index (as described below). The fixed income component was first calculated on February 23, 2024, with a base value of 1,000.00 as of the base date of March 29, 2011.
The decrement fee, the transaction costs and the funding cost will reduce the performance of the Index.
The Index, the MA Index, the equity component, the SPXT, the fixed income component, the 10-Year Treasury Index and the 2-Year Treasury Index are sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC (the "index sponsor"). Additional information regarding these indices, including a more complete description of the index methodology including the mathematical formulas used to make the determinations and calculations described below, may be obtained from the S&P website: www.spglobal.com/. We are not incorporating by reference in this document the index sponsor's website or any material it includes.
Index Construction
S&P 500 Market Agility 10 TCA 0.5% Decrement Index Calculation
On each index calculation day, the closing level of the Index is equal to (a) the closing level of the Index on the prior index calculation day, plus (b) (i) the number of units of the Index on the prior index calculation day, times (ii) (A) the closing level of the S&P 500 Market Agility TCA Index (the "MA Index") on the index calculation day, minus (B) the closing level of the MA Index on the prior index calculation day, minus (c) the decrement fee on the index calculation day. Accordingly, the daily percentage change of the Index on any index calculation day is determined by the number of units of the Index (determined on the prior index calculation day) and the daily percentage change in the level of the MA Index, less the decrement fee.
Calculating the Number of Units of the MA Index
On each index calculation day, the exposure to the MA Index (i.e., the number of units of the MA Index) is adjusted in an attempt to achieve realized volatility of approximately 10%. Exposure to the MA Index will be greater than 100% (but not more than 150%, as described below) when the realized volatility of the MA Index, calculated as described below, is less than the volatility target of 10%, and will be less than 100% when such measure of realized volatility is greater than the volatility target of 10%. The “realized volatility” of the MA Index used for the volatility targeting is calculated as the greater of two exponentially weighted volatility measures: (1) a “short-term” calculation that assigns greater weight to more recent index calculation days and (2) a “long-term” calculation that assigns lesser weight to more recent index calculation days (the “MA Index exponentially weighted volatility”).
More specifically, on each index calculation day, the number of units of the MA Index is equal to (a) the lesser of (i) 1.5, and (ii) (A) the volatility target of 10%, divided by (B) the MA Index exponentially weighted volatility on the prior index calculation day, times (b) (i) the closing level of the Index on the prior index calculation day, divided by (ii) the closing level of the MA Index on the prior index calculation day. This step adjusts the Index's exposure to the daily percentage change of the MA Index by adjusting the number of units of the Index in an attempt to achieve the 10% volatility target, subject to a maximum weight of 150%. Because there is a maximum exposure of 150%, it is possible that the Index will not be able to achieve the 10% volatility target, if exposure greater than 150% is required to achieve the 10% volatility target. If the exposure is less than 100% (which occurs when the MA Index exponentially weighted volatility exceeds the 10% volatility target), the difference between the exposure and 100% will be hypothetically allocated to a non-interest bearing cash position, which offers some protection against decreases in the level of the MA Index but does not earn interest or a positive yield.
MA Index exponentially weighted volatility is a measurement of variations in the historical daily percentage changes of the MA Index and is calculated as the greater of short-term volatility and long-term volatility. Both short-term volatility and long-term volatility are calculated based on the historical daily percentage changes over the same time period (from March 30, 2011 to the prior index calculation day) and both apply a discount that gradually reduces the significance of a given historical daily percentage change as it moves farther into the past. However, short-term volatility applies a larger discount (0.94) than does long-term volatility (0.97). The discount for short-term volatility is slightly more than double the discount for long-term volatility. As a result, the 11 most recent index calculation days account for approximately 50% of the weighting when determining short-term volatility, while the 23 most recent index calculation days account for approximately 50% of the weighting when determining long-term volatility.
Calculating the Decrement Fee of the Index
On each index calculation day, the decrement fee is equal to (a) the closing level of the MA Index on the prior index calculation day, times (b) the decrement rate of 0.50%, times (c) the calendar day count fraction between the index calculation day and the prior index calculation day. The decrement fee accrues on a daily basis, including on days that are not index calculation days, and is deducted on each index calculation day irrespective of the exposure to the MA Index. The decrement fee will reduce the performance of the Index.
S&P 500 Market Agility TCA Index
The S&P 500 Market Agility TCA Index (the “MA Index”) measures the performance of the equity component and the fixed income component, with the weighting set to 70/30 between the two components on the basket rebalance day (as defined below)at the end of each month.
On each index calculation day, the closing level of the MA Index is equal to (a) the closing level of the MA Index on the prior index calculation day, plus (b) the daily return of the equity component on the index calculation day, plus (c) the daily return of the fixed income component on the index calculation day, minus (d) the transaction cost on the prior index calculation day.
Calculating the Daily Return of the Equity Component
On each index calculation day, the daily return of the equity component is equal to (a) the number of units of the equity component on the prior index calculation day, times (b) (i) the closing level of the equity component on the index calculation day, minus (ii) the closing level of the equity component on the prior index calculation day. Accordingly, the daily return of the equity component is determined by the number of units of the equity component and the daily percentage change in the level of the equity component. For purposes of calculating the level of the MA Index, the number of units of the equity component will be fixed on the last index calculation day of each month, as described below, and otherwise will not change until the next basket rebalance day.
Calculating the Daily Return of the Fixed Income Component
On each index calculation day, the daily return of the fixed income component is equal to (a) the number of units of the fixed income component on the prior index calculation day, times (b) (i) the closing level of the fixed income component on the index calculation day, minus (ii) the closing level of the fixed income component on the prior index calculation day. Accordingly, the daily return of the fixed income component is determined by the number of units of the fixed income component and the daily percentage change in the level of the fixed income component. For purposes of calculating the level of the MA Index, the number of units of the fixed income component will be fixed on the last index calculation day of each month, as described below, and otherwise will not change until the next basket rebalance day.
Calculating the Number of Units of the Equity Component
On each index calculation day, the number of units of the equity component is equal to (a) if the index calculation day is the last index calculation day of the month (a "basket rebalance day"), (i) 0.7, times (ii) (A) the closing level of the MA Index on the prior index calculation day, divided by (B) the closing level of the equity component on the prior index calculation day, and (b) otherwise, the number of units of the equity component on the prior index calculation day. This step resets the MA Index's exposure to the equity component on a basket rebalance day to 70%.
Calculating the Number of Units of the Fixed Income Component
On each index calculation day, the number of units of the fixed income component is equal to (a) if the index calculation day is a basket rebalance day, (i) 0.3, times (ii) (A) the closing level of the MA Index on the prior index calculation day, divided by (B) the closing level of the fixed income component on the prior index calculation day, and (b) otherwise, the number of units of the fixed income component on the prior index calculation day. This step resets the MA Index's exposure to the fixed income component on a basket rebalance day to 30%.
Calculating the Transaction Cost of the MA Index
A transaction cost at a rate of 0.01% with respect to the equity component and 0.015% with respect to the fixed income component is charged and deducted from the level of the MA Index based on changes in the number of units of the equity component and the fixed income component, respectively. Because the number of units of each component will only change on a basket rebalance day, the transaction cost will only be assessed on a basket rebalance day and deducted from the level of the MA Index on the following index calculation day.
On each basket rebalance day, the transaction cost of the MA Index is equal to (a) (i) 0.01%, times (ii) the absolute value of (A) the number of units of the equity component on the basket rebalance day, minus (B) the number of units of the equity component on the prior index calculation day, times (iii) the closing level of the equity component on the basket rebalance day, plus (b) (i) 0.015%, times (ii) the absolute value of (A) the number of units of the fixed income component on the basket rebalance day, minus (B) the number of units of the fixed income component on the prior index calculation day, times (iii) the closing level of the fixed income component on the basket rebalance day. The transaction cost will reduce the performance of the MA Index and, therefore, the performance of the Index.
Equity Component Calculation
The equity component is linked to the performance of the S&P 500 Total Return Index (the "SPXT") and a non-interest-bearing cash position. The performance of the equity component will generally depend on whether the equity component has taken a long or short position with respect to the SPXT on the particular index calculation day, the level of exposure to the SPXT on the particular index calculation day and the change in the level of the SPXT.
On each index calculation day, the closing level of the equity component is equal to (a) the closing level of the equity component on the prior index calculation day, plus (b) (i) the number of units of the SPXT on the prior index calculation day, times (ii) (A) the closing level of the SPXT on the index calculation day, minus (B) the closing level of the SPXT on the prior index calculation day, minus (c) the funding cost on the index calculation day, minus (d) the transaction cost on the prior index calculation day. Accordingly, the daily percentage change in the level of the equity component is determined by the number of units of the SPXT and the daily percentage change in the level of the SPXT, less the funding cost and the transaction cost.
Calculating the Number of Units and Exposure Direction of the SPXT
The number of units of the equity component on any index calculation day is determined based on the realized volatility of the SPXT compared to the volatility target of 10%, while the exposure direction will be determined based on momentum and volatility of the SPXT, as described further below.
On each index calculation day, the number of units of the SPXT is equal to (a) the exposure direction on the prior index calculation day (-1, if negative, or 1, if positive), times (b) the target weight on the index calculation day, times (c) (i) the closing level of the equity component on the prior index calculation day, divided by (ii) the closing level of the SPXT on the prior index calculation day.
The exposure direction will be negative (i.e., the equity component will take a short position with respect to the SPXT) if momentum of the SPXT is negative and a measure of short-term volatility of the SPXT is elevated, as described in more detail below. Otherwise, the exposure direction will be positive (i.e., the equity component will take a long position with respect to the SPXT).
On each index calculation day, momentum of the SPXT is deemed to be negative if the closing level of the SPXT on the index calculation day is lower than the closing level of the SPXT on the twentieth prior index calculation day, and short-term volatility of the SPXT is deemed to be elevated if the five-day rolling realized volatility is greater than the aggregate of the 20-day rolling average of the five-day rolling realized volatility and the rolling 252 day volatility of the five-day rolling realized volatility. This volatility comparison is intended to assess whether a measure of short-term volatility (i.e., the five-day rolling realized volatility, measured over five index calculation days, i.e., one week) is greater than the aggregate of a measure of medium-term volatility (i.e., the 20-day rolling average of the five-day rolling realized volatility, measured over 20 index calculation days, i.e., approximately one month) and a measure of long-term volatility (i.e., the rolling 252 day volatility of the five-day rolling realized volatility, measured over 252 index calculation days, i.e., approximately one year).
The target weight is updated on a daily basis and is used to determine the equity component's exposure (but not the direction) to the daily percentage change in the level of the SPXT in an attempt to achieve the 10% volatility target, subject to a maximum target weight of 150%. Exposure to the equity component will generally be greater than 100% when the daily SPXT volatility is less than the 10% volatility target and will be less than 100% when the daily SPXT volatility is greater than the 10% volatility target. The daily SPXT volatility is a measure of short-term volatility calculated using intraday high and low levels of the SPXT over the two most recent index calculation days, inclusive of the current index calculation day.
On each index calculation day, the target weight is equal to the lesser of (a) 1.5, and (b) (i) the volatility target of 10%, divided by (ii) the daily SPXT volatility. Because there is a maximum target weight of 150%, it is possible that the equity component will not be able to achieve the 10% volatility target, if a target weight greater than 150% is required to achieve the 10% volatility target. If the target weight is less than 100% (which occurs when the daily SPXT volatility exceeds the 10% volatility target), the difference between the target weight and 100% is hypothetically allocated to a non-interest bearing cash position, which offers some protection against decreases in the level of the SPXT but does not earn interest or a positive yield.
Calculating the Funding Cost of the Equity Component
A funding cost is deducted from the equity component on each index calculation day based on the number of units of the SPXT and the level of the SPXT. On each index calculation day, the funding cost is equal to (a) the number of units of the SPXT on the prior index calculation day, times (b) the closing level of the SPXT on the prior index calculation day, times (c) (i) the funding cost rate on the prior index calculation day, divided by (ii) 100, times (d) (i) the number of calendar days from and including the prior index calculation day to but excluding the index calculation day, divided by (ii) 360. Prior to December 21, 2021, the funding cost rate is equal to USD 3 Month LIBOR. On or after this date, the funding cost rate is the sum of 0.25% and the Secured Overnight Financing Rate ("SOFR"), or any successor rate as determined in the future. The funding cost will reduce the performance of the equity component and, therefore, the performance of the Index.
Calculating the Transaction Cost of the Equity Component
A transaction cost at a rate of 0.01% is deducted from the equity component on each index calculation day based on the change in the number of units of the SPXT versus the prior index calculation day. On each index calculation day, the transaction cost is equal to (a) the absolute value of (i) the number of units of the SPXT on the index calculation day, minus (ii) the number of units of the SPXT on the prior index calculation day, times (b) the closing level of the SPXT on the index calculation day, times (c) the transaction cost rate of 0.01%. In other words, the transaction cost applies to the change in the number of units. The transaction cost will reduce the performance of the equity component and, therefore, the performance of the Index.
S&P 500 Total Return Index
The S&P 500® Index measures the performance of the large-cap segment of the U.S. market. The calculation of the level of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Total Return Index (the "SPXT") is a total return version of the index, in which dividends paid on the applicable securities are included in the level of the index.
Additional information regarding the SPXT may be obtained from the S&P website: https://www.spglobal.com/spdji/en/indices/equity/sp-500/. We are not incorporating by reference the website or any material it includes in this document.
Eligibility Criteria
Stocks must meet the following eligibility factors to be considered eligible for the SPXT:
Domicile. The issuer of the security must be a U.S.-domiciled company. The incorporation and/or registration, operational headquarters location and primary stock exchange listing are the principal factors determining country of domicile. Other factors considered include the geographic breakdown of revenue and assets, ownership information, location of officers, directors and employees, investor perception and other factors deemed to be relevant by the Index Committee. All final domicile determinations are subject to review by the Index Committee.
Security Filing Type. The company issuing the security satisfies the Securities Exchange Act's periodic reporting obligations by filing certain required forms for domestic issuers, such as but not limited to: Form 10-K annual reports, Form 10-Q quarterly reports and Form 8-K current reports.
Exchange Listing. The security must have a primary listing on one of the following U.S. exchanges: NYSE; Nasdaq Capital Market; NYSE Arca; Cboe BZX; NYSE American; Cboe BYX; Nasdaq Global Select Market; Cboe EDGA; Nasdaq Select Market; and Cboe EDGX. Over-the-counter (OTC) markets including Pink Open Market, do not satisfy this criterion.
Organizational Structure and Share Type. The issuer of the security must be a corporation (including equity and mortgage REITs) and the security must be common stock (i.e., shares). The following organizational structures and share types do not satisfy this criterion: business development companies; preferred stock; limited partnerships; convertible preferred stock; master limited partnerships; unit trusts; limited liability companies; equity warrants; closed-end funds; convertible bonds; exchange-traded funds; investment trusts; exchange-traded notes; rights; royalty trusts; American depositary receipts; and special purpose acquisition companies.
Tracking Stocks. Tracking stocks are not eligible for inclusion.
Multiple Share Classes. Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPXT. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPXT while a second listed share class line of the same company is excluded.
Market Capitalization. In order for a security to be eligible, the issuer of the security must have a total market capitalization of $15.8 billion or more.
Investable Weight Factor (IWF). A security must have an IWF of at least 0.10 as of the rebalancing effective date. The IWF is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders (i.e., shareholder who purchase shares for control and not investment). Control holders generally include, but are not limited to: officers and directors; private equity, venture capital and special equity firms; asset managers and insurance companies with direct board of director representation; shares held by another publicly traded company; holders of restricted shares; company-sponsored employee share plans/trusts, defined contribution plans/savings and investment plans; foundations or family trusts associated with the company; government entities at all levels except government retirement/pension funds; sovereign wealth funds; and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (a 5% threshold is used as detailed information on holders and their relationship to the company is generally not available for holders below that threshold). In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. In most cases, an IWF is reported to the nearest one percentage point. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.
Liquidity. The security must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date and have a float-adjusted liquidity ratio (defined as the annual dollar value traded divided by the float-adjusted market capitalization) greater than or equal to 0.75 at the time of addition to the SPXT. Current constituents have no minimum requirement.
Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive, as should the most recent quarter. For equity real estate investment trusts (REITs), financial viability is based on GAAP earnings and/or Funds From Operations (FFO), if reported. For IPOs, the company must be traded on an eligible exchange for at least twelve months (for former SPACs, the index sponsor considers the de-SPAC transaction to be an event equivalent to an IPO, and twelve months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the SPXT. Spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the SPXT).
Index Construction
Index constituents are selected from the S&P Total Market Index, which measures the performance of the broad U.S. market and includes all eligible U.S. common equities. Constituent selection is at the discretion of the Index Committee and is based on the eligibility criteria. The SPXT has a fixed constituent count of 500. Sector balance, as measured by a comparison of each Global Industry Classification Standard (GICS®) sector’s weight in the SPXT with its weight in the S&P Total Market Index, in the relevant market capitalization range, is also considered in the selection of companies for the SPXT.
The SPXT is weighted by float-adjusted market capitalization. Under float adjustment, the share counts used in calculating the SPXT reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control holders.
Index Calculation
The SPXT is calculated using a base-weighted aggregate methodology. The calculation of the SPXT begins with the price return calculation of the S&P 500® Index (the "price return index"). The level of the price return index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the price return index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the price return index, it serves as a link to the original base period level of the price return index. The index divisor keeps the price return index comparable over time and is the manipulation point for all adjustments to the SPXT, which is explained further in the section "Index Maintenance" below.

Once the price return index has been calculated, the level of the SPXT (i.e., the total return calculation of the price return index) is calculated. First, the total daily dividend for each stock in the SPXT is calculated by multiplying the per share dividend by the number of shares included in the SPXT. Then the SPXT dividend is calculated by aggregating the total daily dividends for each of the stocks in the SPXT (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the SPXT is calculated as a fraction minus 1, the numerator of which is the sum of the SPXT level plus the SPXT dividend and the denominator of which is the SPXT level on the previous day. Finally, the level of the SPXT for that day is calculated as the product of the level of the SPXT on the previous day times the sum of 1 plus the daily total return of the SPXT for that day.
Index Maintenance
Changes to index composition are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the Index Committee.
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPXT and do not require index divisor adjustments. When a company pays an ordinary cash dividend, the SPXT does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to the SPXT.
To prevent the level of the SPXT from changing due to corporate actions, corporate actions which affect the total market value of the SPXT require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPXT remains constant and does not reflect the corporate actions of individual companies in the SPXT. Index divisor adjustments are made after the close of trading and after the calculation of the SPXT closing level.
Share counts are updated to the latest publicly available filings on a quarterly basis. IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless of whether there is an associated share change. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits and mandatory distributions, are implemented when they occur and not subject to a minimum threshold for implementation. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule.
Accelerated Implementation Rule
Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria: (a) at least $150 million and (b) at least 5% of the pre-event total shares. In addition to the materiality threshold, public offerings must be underwritten, have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities and have a publicly available confirmation from an official source that the offering has been completed. For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and US $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.
Dutch Auctions, Self-tender Offer Buybacks and Split-off Exchange Offers. These non-mandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once the final results are publicly announced and verified by the index sponsor.
For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least $1 billion, the index sponsor will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter.
Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.
Index Governance
In addition to its daily governance of the SPXT, at least once within any 12-month period, the Index Committee reviews its methodology to ensure the SPXT continues to achieve its stated objectives and that the data and methodology remain effective. In certain instances, the index sponsor may publish a consultation inviting comments from external parties.
Fixed Income Component Calculation
The fixed income component is linked to the performance of the S&P 10-Year U.S. Treasury Note Futures Excess Return Index (the "10-Year Treasury Index") (on any index calculation day that the fixed income component takes a long position) or the S&P 2-Year U.S. Treasury Note Futures Excess Return Index (the "2-Year Treasury Index" and, together with the "10-Year Treasury Index", each a "Treasury Index") (on any index calculation day that the fixed income component takes a short position), together with a non-interest-bearing cash position. The performance of the fixed income component will generally depend on whether the fixed income component has taken a long or short position on the particular index calculation day, the level of exposure to the fixed income component on the particular index calculation day and the change in the level of the 10-Year Treasury Index or the 2-Year Treasury Index, as applicable.
On a given index calculation day, the fixed income component will only have exposure to either the 10-Year Treasury Index, if it took a long position on the prior index calculation day, or the 2-Year Treasury Index, if it took a short position on the prior index calculation day. On each index calculation day, the closing level of the fixed income component is equal to (a) the closing level of the fixed income component on the prior index calculation day, plus (b) (i) the number of units of the relevant Treasury Index on the prior index calculation day, times (ii) (A) the closing level of the relevant Treasury Index on the index calculation day, minus (B) the closing level of the relevant Treasury Index on the prior index calculation day, minus (c) the transaction cost on the prior index calculation day. Accordingly, the daily percentage change in the level of the fixed income component is determined by the number of units of the relevant Treasury Index and the daily percentage change in the level of the relevant Treasury Index, less the transaction cost.
Calculating the Number of Units and Exposure Direction of a Treasury Index
The number of units of the fixed income component on any index calculation day is determined based on realized volatility of the respective Treasury Index compared to the volatility target of 10%, while the exposure direction will be determined based on momentum in the 10-Year treasury yield and the 10-year/2-Year yield curve, as described below.
On each index calculation day, the number of units of a Treasury Index is equal to (a) the exposure direction on the prior index calculation day, times (b) the target weight of the relevant Treasury Index on the index calculation day, times (c) (i) the closing level of the fixed income component on the prior index calculation day, divided by (ii) the closing level of the relevant Treasury Index on the prior index calculation day.
The exposure direction will be negative (i.e., the fixed income component will take a short position with respect to the 2-Year Treasury Index) if there is positive momentum in the 10-year Treasury yield and negative momentum in the 10-year/2-year yield curve (i.e., the yield curve is trending towards inversion or inverting further), in each case, relative to recent historical levels and as described in more detail below. Otherwise, the exposure direction will be positive (i.e., the fixed income component will take a long position with respect to the 10-Year Treasury Index).

On each index calculation day, momentum in the 10-year Treasury yield will be positive, if the change in the 100 day moving average of the 10-year Treasury yield over the five most recent index calculation days (the "10-Year Yield Delta") is greater than the 20-day rolling standard deviation of the 10-Year Yield Delta, and momentum in the 10-Year/2-Year yield curve will be negative, if the change in the 100 day moving average of the 10-year Treasury yield minus the 2-year Treasury yield (i.e., the 10-year/2-year yield curve) (the "Yield Curve Delta") is negative and the absolute value of the Yield Curve Delta is greater than the 20-day rolling standard deviation of the Yield Curve Delta. The 20-day rolling standard deviation of the Yield Curve Delta is a measure of the amount of variation in the Yield Curve Delta relative to its mean over a span of the preceding 20 index calculation days. A low standard deviation indicates that the values tend to be close to the mean (also called the expected value), while a high standard deviation indicates that the values are spread out over a wider range. These momentum signals are intended to assess whether short-term movements in the moving averages of the 10-Year Treasury yield and the 10-Year/2-Year yield curve (over one trading week) are greater than typically observed over the medium-term (approximately one month).
On each index calculation day, the 10-Year Yield Delta is equal to (a) 1/100, times (b) the sum of, for each of the 100 most recent index calculation days, the US 10-year Treasury yield.
On each index calculation day, the Yield Curve Delta, is equal to (a) 1/100, times (b) the sum of, for each of the 100 most recent index calculation days, (c) (i) the US 10-year Treasury yield on a given index calculation day, minus (ii) the US 2-year Treasury yield on the given index calculation day.
The target weight of each Treasury Index is updated on a daily basis and is used to determine the fixed income component's exposure (but not the direction) to the daily percentage change in the level of the 10-Year Treasury Index or the 2-Year Treasury Index, as applicable, in an attempt to achieve the 10% volatility target, subject to a maximum target weight of 150%, with respect to the 10-Year Treasury Index, and 300%, with respect to the 2-Year Treasury Index. Exposure to the fixed income component will be greater than 100% when the daily volatility of the relevant Treasury Index is less than the 10% volatility target and will be less than 100% when the daily volatility of the relevant Treasury Index is greater than the 10% volatility target, as described below. The daily volatility of a Treasury Index is a short-term measure of realized volatility calculated using intraday high and low levels of the relevant Treasury Index over the two most recent index calculation days, inclusive of the current index calculation day.
On each index calculation day, the target weight of the 10-Year Treasury Index is equal to (a) if the exposure direction on the prior index calculation day is positive (i.e., the fixed income component has taken a long position), the lesser of (i) 1.5 and (ii) (A) the volatility target of 10%, divided by (B) the daily volatility of the 10-Year Treasury Index, and (b) otherwise, 0.
On each index calculation day, the target weight of the 2-Year Treasury Index is equal to (a) if the exposure direction on the prior index calculation day is less than 0 (i.e., the fixed income component has taken a short position), the lesser of (i) 3 and (ii) (A) the volatility target of 10%, divided by (B) the daily volatility of the 2-Year Treasury Index, and (b) otherwise 0.
Because there is a maximum target weight of 150%, in the case of the 10-Year Treasury Index, or 300%, in the case of the 2-Year Treasury Index, it is possible that the fixed income component will not be able to achieve the 10% volatility target, if a target weight greater than 150% or 300%, as the case may be, is required to achieve the 10% volatility target. If the target weight is less than 100% (which occurs when the daily volatility of a Treasury Index exceeds the 10% volatility target), the difference between the target weight and 100% is hypothetically allocated to a non-interest bearing cash position, which offers some protection against decreases in the level of the relevant Treasury Index but does not earn interest or a positive yield.

Calculating the Transaction Cost of the Fixed Income Component
A transaction cost at a rate of 0.015% is deducted from the fixed income component on each index calculation day based on the change in the number of units of each Treasury Index versus the prior index calculation day.
On each index calculation day, the transaction cost is equal to the sum of, for each of the 10-Year Treasury Index and the 2-Year Treasury Index, (a) the absolute value of (i) the number of units of the relevant Treasury Index on the index calculation day, minus (ii) the number of units of the relevant Treasury Index on the prior index calculation day, times (b) the closing level of the relevant Treasury Index on the index calculation day, times (c) the transaction cost rate of 0.015%. The transaction cost is applied to the incremental increase or decrease in the number of units of a Treasury Index and will reduce the performance of the fixed income component and, therefore, the performance of the Index.
S&P 10-Year U.S. Treasury Note Futures Excess Return Index and the S&P 2-Year U.S. Treasury Note Futures Excess Return Index
The 10-Year Treasury Index and the 2-Year Treasury Index measure the performance of the nearest maturity U.S. Treasury futures contracts. The 10-Year Treasury Index is comprised of the nearest maturity 10-year U.S. Treasury futures contract, and the 2-Year Treasury Index is comprised of the nearest maturity 2-year U.S. Treasury futures contract. Both underlying contracts are traded on the Chicago Mercantile Exchange.
Each Treasury Index includes provisions for the replacement of the futures contracts as they approach maturity (also referred to as “rolling”). This replacement occurs over a one-day rolling period every quarter, effective prior to open of trading one business day preceding the first position date (i.e., the first date on which CME Clearing will accept intents and run assignments for deliverable contracts) as published by the CME Group.
Each Treasury Index is an excess return index, meaning that it reflects the "price yield" generated by a change in the price of the futures contract comprising the index (i.e., the contract daily return) and the "roll yield" that is generated when the first expiring futures contract is rolled into the second expiring futures contract.
If the first expiring futures contract has a less expensive contract price than the second expiring futures contract, the roll yield will decrease the exposure to the underlying U.S. Treasuries futures contract (since selling less expensive contracts and buying more expensive contracts will result in fewer contracts). On the other hand, if the first expiring futures contract has a more expensive contract price than the second expiring futures contract, the roll yield will increase the exposure to the underlying U.S. Treasuries futures contract (since selling more expensive contracts and buying less expensive contracts will result in more contracts).
Each Treasury Index is calculated from the price change of the underlying U.S. Treasury futures contract. On each index calculation day, the level of a Treasury Index is equal to (a) the level of the Treasury Index on the prior index calculation day multiplied by (b) one plus the contract daily return on the index calculation day.
Index Maintenance
The Index, the equity component and the fixed income component rebalance daily, and leverage is evaluated daily at the close of each trading day, effective prior to the open of the next trading day.
The MA Index rebalances monthly to re-allocate component weights into a 70/30 ratio between the equity component and the fixed income component. Component units and weights calculate and reallocate based on the returns calculated at the end of each month for each of the components.

License Agreement

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